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                                                                Exhibit 5.1

                 [LETTERHEAD OF LATHAM & WATKINS APPEARS HERE]

                                  December 5, 1996



DIGEX, Incorporated
6800 Virginia Manor Drive
Beltsville, Maryland 20705

               Re:  DIGEX, Incorporated
                    Registration Statement on Form S-8
                    ----------------------------------

Ladies and Gentleman:

              At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,850,480 shares of Common Stock, par value $0.01 per share (the "Shares"), to be sold by DIGEX, Incorporated (the "Company") under the DIGEX, Incorporated Stock Option Plan (the "1995 Option Plan"), the DIGEX, Incorporated 1996 Equity Participation Plan (the "Equity Plan") and the DIGEX, Incorporated 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan"). We are familiar with the proceedings undertaken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

              Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the issuance of the Shares under the terms of the 1995 Option Plan, the Equity Plan or the 1997 Purchase Plan, as the case may be, and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

              We consent to your filing this opinion as an exhibit to the Registration Statement.


                              Very truly yours,